Exhibit 99.1

Brookline Bancorp Announces 2008 Fourth Quarter and Annual Earnings and Dividend Declarations

BROOKLINE, Mass.--(BUSINESS WIRE)--January 22, 2009--Brookline Bancorp, Inc. (the “Company”) (NASDAQ:BRKL) announced today its earnings for the 2008 fourth quarter and year and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share and an extra dividend of $0.20 per share payable February 25, 2009 to stockholders of record on February 5, 2009.

The Company earned $4,730,000, or $0.08 per share on a basic and diluted basis, for the quarter ended December 31, 2008 compared to $3,700,000, or $0.06 per share on a basic and diluted basis, for the quarter ended December 31, 2007. The increase in net income was due primarily to improvement in interest rate spread and lower income tax expense, offset in part by a higher provision for credit losses and higher non-interest expenses.

Net income for the year ended December 31, 2008 was $12,850,000, or $0.22 per share on a basic and diluted basis, compared to $17,742,000, or $0.30 per share on a basic and diluted basis, for the year ended December 31, 2007. The decline in net interest income was attributable primarily to the following factors: a $4,407,000 (2,564,000 after taxes) increase in the provision for credit losses, a loss of $2,849,000 ($1,850,000 after taxes) on the write-down and sales of securities related substantially to preferred stock issued by the Federal National Mortgage Association (“FNMA”) and Merrill Lynch and Co., Inc. (“Merrill”), and foregone interest income of $2,799,000 ($1,628,000 after taxes) resulting from a $47.0 million reduction in the average balance of stockholders’ equity between the two years caused by stock repurchases and payment of semi-annual extra dividends.

Interest rate spread and net interest margin are greatly influenced by the rate setting actions of the Federal Reserve and rates offered for loans and deposits by competitors. The overnight rate of federal fund borrowings was lowered ten times from 5.25% on September 18, 2007 to 2.00% on April 30, 2008, 1.50% on October 8, 2008 and to a target range between zero and 0.25% on December 16, 2008. The last change was the first time in fifty years that the rate was lower than 1.00%. The rate reductions had an immediate negative effect on the yield of the Company’s assets adjustable to market rates and those assets that replaced maturing or refinanced assets. The impact on rates paid for certificates of deposit and borrowed funds was less rapid as many of those liabilities matured later on. Interest rate spread and net interest margin started to improve in the 2008 second quarter as maturing certificates of deposit and borrowed funds were refinanced at lower rates. That trend continued in the third and fourth quarters of 2008 and is expected to continue in the next few quarters. Recent volatility in national and international financial markets, however, could cause changes in interest rates and economic conditions.

Interest rate spread improved from 2.12% in the 2007 fourth quarter to 2.46% in the 2008 third quarter and 2.57% in the 2008 fourth quarter and from 2.12% in the year 2007 to 2.32% in the year 2008 as funding costs declined at a more rapid rate than the decline in yield on interest-earning assets. Net interest margin improved from 3.12% in the 2007 fourth quarter to 3.18% in the 2008 third quarter and 3.22% in the 2008 fourth quarter, but declined from 3.16% in the year 2007 to 3.10% in the year 2008. The changes were attributable primarily to the movements of interest rates described in the preceding paragraph and to the foregone interest income resulting from the reduction in stockholders’ equity mentioned in the second preceding paragraph.

The provision for credit losses was $3,433,000 in the 2008 fourth quarter compared to $3,022,000 in the 2007 fourth quarter and $11,289,000 in the year 2008 compared to $6,882,000 in the year 2007. The provision is comprised of amounts relating to the indirect automobile (“auto”) loan portfolio, equipment finance and small business loans originated by a subsidiary (“Eastern”), and the remainder of the Company’s loan portfolio and unfunded commitments.

The auto loan portfolio amounted to $597.2 million at December 31, 2008 compared to $604.5 million at September 30, 2008 and $594.3 million at December 31, 2007. Loan originations declined in the 2008 fourth quarter as auto industry sales plummeted in a weakening economic environment. Due to rising delinquencies and charge-offs as well as the deteriorating trends in the economy and the auto industry, the Company took steps in the second half of 2007 to tighten its underwriting criteria. Also, effective July 1, 2008, the Company curtailed dealer accommodation loans due to higher risks normally associated with such loans.

The changes in underwriting mentioned above had a positive effect on loan quality. Loans originated to borrowers with credit scores below 660 declined from $40.0 million, or 11.8% of loans originated in 2007, to $14.9 million, or 5.1% of loans originated in 2008, and to $1.5 million, or 2.6% of loans originated in the 2008 fourth quarter. The average credit score of loans originated was 751 in the year 2008 and 757 in the 2008 fourth quarter compared to the average credit score of 737 for auto loans outstanding at December 31, 2008.

Auto loans delinquent 30 days or more increased from $10.4 million, or 1.72% of loans outstanding, at September 30, 2008 and $11.7 million (1.98%) at December 31, 2007 to $13.1 million (2.20%) at December 31, 2008. While part of the increase in the 2008 fourth quarter was attributable to the normal effect of the year end holiday season, it was also attributable to the further weakening of the economy that took place in that time period. According to data published by the American Bankers Association, the rate of all indirect auto loans in Massachusetts delinquent 30 days or more at September 30, 2008 (the latest date available) was 3.14%. In view of the worsening economy, delinquencies are expected to be higher than historic norms, but should be somewhat tempered because of the strengthened underwriting criteria applied to loans originated over the last several quarters.

Auto loan net charge-offs increased from $1,462,000 in the 2007 fourth quarter (an annualized rate of 0.97% based on average loans outstanding) to $1,749,000 (1.16%) in the 2008 third quarter and $1,863,000 (1.24%) in the 2008 fourth quarter. Net charge-offs were $6,671,000 (1.12%) in the year 2008 compared to $3,989,000 (0.68%) in the year 2007. The increases were attributable to the weakened economy as well as higher per unit losses from sales of repossessed vehicles caused in part by higher fuel prices.

The provision for auto loan losses was $2,600,000 in the 2008 fourth quarter compared to $2,462,000 in the 2007 fourth quarter and $8,946,000 in the year 2008 compared to $5,474,000 in the year 2007. All of these amounts exceeded the net charge-offs in those respective periods. Constant provisions in excess of net charge-offs resulted in the allowance for auto loan losses growing from $5,662,000 (0.95% of loans outstanding) at December 31, 2007 to $7,200,000 (1.19%) at September 30, 2008 and $7,937,000 (1.33%) at December 31, 2008.

The provision for Eastern loan losses was $503,000 in the 2008 fourth quarter compared to $410,000 in the 2007 fourth quarter and $1,143,000 in the year 2008 compared to $1,233,000 in the year 2007. Net charge-offs in the year 2008 were $1,005,000 (an annualized rate of 0.70% based on average loans outstanding) compared to $1,101,000 (0.82%) in the year 2007. Eastern loans delinquent 30 days or more increased to $2,929,000 (1.99% of loans outstanding) at December 31, 2008 from $2,677,000 (1.87%) at September 30, 2008 and $2,651,000 (1.87%) at December 31, 2007. The total of Eastern loans on watch, restructured loans and non-accrual loans rose to $8.0 million at December 31, 2008 from $6.0 million at September 30, 2008 and $6.4 million at December 31, 2007. The allowance for Eastern losses at December 31, 2008 was $2,577,000, or 1.75% of loans outstanding at that date. The rate of the allowance is much higher than the historic rate of net charge-offs because Eastern’s customer base is comprised of small business owners with limited capital resources who are more likely to experience difficulty in servicing debt when economic conditions deteriorate.

The remainder of the Company’s loan portfolio (net of unadvanced funds), which equaled $1.343 billion at December 31, 2008, was comprised of commercial real estate mortgage loans ($461 million), residential mortgage loans ($362 million), multi-family mortgage loans ($329 million), commercial loans ($115 million), construction loans ($30 million) and home equity and other consumer loans ($46 million). These parts of the portfolio, which grew only $28 million in the year 2007, grew $44 million in the 2008 fourth quarter and $205 million in the year 2008. Growth in 2008 was concentrated primarily in commercial real estate mortgage loans ($77 million), residential mortgage loans ($68 million) and multi-family mortgage loans ($34 million).

The provision for credit losses related to the portfolio addressed in the preceding paragraph and to unfunded commitments was $330,000 in the 2008 fourth quarter compared to $150,000 in the 2007 fourth quarter and $1,200,000 in the year 2008 compared to $175,000 in the year 2007. The provisions were established substantially in recognition of loan growth, as loan charge-offs were insignificant in 2008.

Except for a $2,000 net loss on other equity securities, all of the loss on write-down and sales of securities in the year 2008 resulted from write-downs of FNMA and Merrill perpetual preferred stock owned by the Company of $2,371,000 and $476,000, respectively. At December 31, 2008, FNMA and Merrill perpetual preferred stock owned by the Company had carrying values of $135,000 and $932,000, respectively. The Company also owned trust preferred securities and auction rate municipal bonds with a carrying value of $4,594,000 and $5,200,000, respectively. The total unrealized loss on all of these securities at December 31, 2008 of $2,229,000 ($1,380,000 after taxes) was not considered to be an other-than-temporary impaired loss and, accordingly, was recognized as a market value adjustment to stockholders’ equity.

Excluding amortization of intangible assets, non-interest expenses were $1,354,000 (14.7%) higher in the 2008 fourth quarter than in the 2007 fourth quarter and $2,995,000 (7.8%) higher in the year 2008 than in the year 2007. The increase in the fourth quarter comparison was attributable to a high percent of the marketing budget being incurred in the 2008 fourth quarter, higher FDIC insurance premiums, legal fees relating to non-recurring matters, costs associated with a new branch, and added personnel in the commercial lending and deposit areas. The annual increase was attributable to the same reasons affecting the fourth quarter as well as higher loan collection costs.

The effective rate of income taxes was 39.9% in the year 2008 and 38.9% in the year 2007; the effective rates in the 2008 and 2007 fourth quarters were 28.8% and 39.8%, respectively. The lower rate in the 2008 fourth quarter was due primarily to a $488,000 benefit resulting from a federal tax law change in October 2008 that enabled treatment of the 2008 third-quarter write-down of FNMA perpetual preferred stock as an ordinary loss and a $257,000 benefit resulting from adjustment of the temporary difference between book and tax depreciation of fixed assets.

In addition to approving payment of the regular quarterly dividend of $0.085 per share, the Board of Directors approved payment of an extra dividend of $0.20 per share payable on February 25, 2009 to stockholders of record on February 5, 2009. While, with this distribution, the Company will have returned excess capital to stockholders through payment of semi-annual dividends totaling $2.40 per share since August 2003, future payments and the magnitude of any such payments will depend on an assessment of the Company’s capital needs and opportunities to deploy capital to grow the Company’s business, including through acquisitions.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such difficulties include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	December 31,	September 30,	December 31,
	2008	2008	2007
ASSETS
Cash and due from banks	$22,270	$21,516	$17,699
Short-term investments	99,082	111,528	135,925
Securities available for sale	292,339	279,865	284,051
Securities held to maturity (market value of $171, $172 and $199, respectively)	161	164	189
Restricted equity securities	36,335	35,318	28,143
Loans	2,105,551	2,065,748	1,890,896
Allowance for loan losses	(28,296)	(27,232)	(24,445)
Net loans	2,077,255	2,038,516	1,866,451
Accrued interest receivable	8,835	8,902	9,623
Bank premises and equipment, net	10,218	9,910	9,045
Deferred tax asset	13,328	13,342	10,849
Prepaid income taxes	-	-	2,105
Goodwill	43,241	43,241	42,545
Identified intangible assets, net of accumulated amortization of $8,369, $7,931 and $6,618, respectively	4,583	5,021	6,334
Other assets	5,165	5,663	5,551
Total assets	$2,612,812	$2,572,986	$2,418,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Retail deposits	$1,327,844	$1,300,394	$1,250,337
Brokered deposits	26,381	27,047	67,904
Borrowed funds	737,418	727,162	548,015
Subordinated debt	-	-	7,008
Mortgagors’ escrow accounts	5,655	5,802	5,051
Income tax payable	301	5	-
Accrued expenses and other liabilities	20,040	20,835	20,116
Total liabilities	2,117,639	2,081,245	1,898,431

Minority interest in subsidiary	1,304	1,275	1,371

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 63,746,942 shares, 63,742,994 shares and 63,323,703 shares issued, respectively	637	637	633
Additional paid-in capital	518,712	517,865	513,949
Retained earnings, partially restricted	38,092	38,356	68,875
Accumulated other comprehensive income (loss)	1,385	(1,364)	121
Treasury stock, at cost - 5,373,733 shares, 5,373,733 shares and 5,333,633 shares, respectively	(62,107)	(62,107)	(61,735)
Unallocated common stock held by ESOP - 522,761 shares, 535,815 shares and 574,974 shares, respectively	(2,850)	(2,921)	(3,135)
Total stockholders’ equity	493,869	490,466	518,708

Total liabilities and stockholders’ equity	$2,612,812	$2,572,986	$2,418,510

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest income:
Loans	$32,452	$31,868	$125,993	$123,050
Debt securities	3,151	3,228	13,689	13,910
Short-term investments	585	1,455	2,556	6,697
Restricted equity securities	231	425	1,229	1,778
Marketable equity securities	22	58	194	107
Total interest income	36,441	37,034	143,661	145,542

Interest expense:
Retail deposits	8,773	11,714	39,445	45,046
Brokered deposits	362	921	2,208	4,013
Borrowed funds	7,188	6,366	27,277	23,737
Subordinated debt	-	136	65	666
Total interest expense	16,323	19,137	68,995	73,462

Net interest income	20,118	17,897	74,666	72,080
Provision for credit losses	3,433	3,022	11,289	6,882
Net interest income after provision for credit losses	16,685	14,875	63,377	65,198

Non-interest income:
Fees and charges	917	1,031	3,938	4,248
Gains (losses) on write-downs and sales of securities, net	-	47	(2,849)	47
Other income	105	8	159	48
Total non-interest income	1,022	1,086	1,248	4,343

Non-interest expense:
Compensation and employee benefits	5,225	4,811	21,004	20,523
Occupancy	1,000	844	3,760	3,389
Equipment and data processing	1,768	1,779	6,847	6,652
Professional services	525	473	2,552	1,950
Advertising and marketing	492	223	1,251	1,036
Amortization of identified intangibles	438	503	1,751	2,014
Other	1,573	1,099	5,750	4,619
Total non-interest expense	11,021	9,732	42,915	40,183

Income before income taxes and minority interest	6,686	6,229	21,710	29,358
Provision for income taxes	1,926	2,479	8,658	11,411
Net income before minority interest	4,760	3,750	13,052	17,947

Minority interest in earnings of subsidiary	30	50	202	205
Net income	$4,730	$3,700	$12,850	$17,742

Earnings per common share:
Basic	$0.08	$0.06	$0.22	$0.30
Diluted	0.08	0.06	0.22	0.30

Weighted average common shares outstanding during the period:
Basic	57,695,965	57,756,630	57,607,498	59,133,252
Diluted	57,924,379	58,156,923	57,851,406	59,664,347

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended December 31,
	2008			2007
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$113,582	$585	2.04%	$121,031	$1,455	4.77%
Debt securities (2)	274,443	3,187	4.65	263,117	3,314	5.04
Equity securities (2)	36,882	262	2.82	30,910	505	6.49
Mortgage loans (3)	1,206,673	17,510	5.80	1,034,795	16,326	6.31
Commercial loans -Eastern Funding (3)	144,494	3,278	9.07	141,593	3,635	10.27
Other commercial loans (3)	114,131	1,545	5.41	102,791	1,748	6.80
Indirect automobile loans (3)	617,631	10,062	6.46	620,002	10,091	6.46
Other consumer loans (3)	3,764	57	6.06	3,642	68	7.47
Total interest-earning assets	2,511,600	36,486	5.80%	2,317,881	37,142	6.39%
Allowance for loan losses	(27,278)			(23,611)
Non-interest earning assets	106,951			98,925
Total assets	$2,591,273			$2,393,195

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$82,329	40	0.19%	$80,560	55	0.27%
Savings accounts	84,136	277	1.31	87,444	348	1.58
Money market savings accounts	312,262	1,947	2.47	218,418	1,619	2.94
Retail certificates of deposit	762,263	6,509	3.39	790,824	9,692	4.86
Total retail deposits	1,240,990	8,773	2.80	1,177,246	11,714	3.95
Brokered certificates of deposit	26,772	362	5.36	67,913	921	5.38
Total deposits	1,267,762	9,135	2.86	1,245,159	12,635	4.03
Borrowed funds	737,347	7,188	3.81	526,087	6,366	4.74
Subordinated debt	-	-	-	7,018	136	7.58
Total interest bearing liabilities	2,005,109	16,323	3.23%	1,778,264	19,137	4.27%
Non-interest-bearing demand checking accounts	67,884			63,639
Other liabilities	27,190			26,594
Total liabilities	2,100,183			1,868,497
Stockholders’ equity	491,090			524,698
Total liabilities and stockholders’ equity	$2,591,273			$2,393,195
Net interest income (tax equivalent basis)/interest rate spread (4)		20,163	2.57%		18,005	2.12%
Less adjustment of tax exempt income		45			108
Net interest income		$20,118			$17,897
Net interest margin (5)			3.22%			3.12%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.
(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Selected Financial Ratios and Other Data

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Performance Ratios (annualized):
Return on average assets	0.73%	0.62%	0.51%	0.75%
Return on average stockholders' equity	3.85%	2.82%	2.56%	3.23%
Interest rate spread	2.57%	2.12%	2.32%	2.12%
Net interest margin	3.22%	3.12%	3.10%	3.16%

Dividends paid per share during period	$0.085	$0.085	$0.74	$0.74
	At	At	At
	December 31,	September 30,	December 31,
	2008	2008	2007
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders' equity to total assets	18.90%	19.06%	21.45%
Tangible stockholders’ equity to total assets	17.39%	17.51%	19.83%

Asset Quality:
Non-accrual loans	$6,059	$4,981	$2,730
Non-performing assets	8,195	7,061	5,399
Allowance for loan losses	28,296	27,232	24,445
Allowance for loan losses as a percent of total loans	1.34%	1.32%	1.29%
Non-performing assets as a percent of total assets	0.31%	0.27%	0.22%

Per Share Data:
Book value per share	$8.47	$8.40	$8.94
Tangible book value per share	7.65	7.58	8.10
Market value per share	10.65	12.79	10.16

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer